Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors and Audit Committee
CrossFirst Bankshares, Inc.
Leawood, Kansas

We consent to the inclusion in CrossFirst Bankshares, Inc.’s Pre-Effective Amendment No. 2 to Registration Statement (No. 333-232704) on Form S-1 (the Registration Statement) of our report dated March 25, 2019, on our audits of the consolidated financial statements of CrossFirst Bankshares, Inc. as of December 31, 2018 and 2017, and for the two years then ended, which report is included in this Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ BKD, LLP
Kansas City, Missouri
August 5, 2019